CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price (1)	Amount of Registration Fee(2)
MEDIUM-TERM NOTES, SERIES F, 6.20% NOTES DUE 2013	$750,000,000	$29,475.00
(1) Excludes acrrued interest, if any.
(2) The filing fee of $29,475.00 is calculated in accordance with Rule 457(r) under the Securities Act of 1933.  Pursuant to Rule 457(p) under the Securities Act of 1933, the $36,942.00 remaining of the filing fee previously paid with respect to unsold securities registered pursuant to a Registration Statement on Form S-3 (No. 333-124310) filed by Caterpillar Financial Services Corporation on April 25, 2005 is being carried forward, of which $29,475.00 is offset against the filing fees due for this offering and of which $7,467.00 remains available for future filing fees.  No additional filing fee has been paid with respect to this offering.

PRICING SUPPLEMENT NO. 433		Filed Pursuant to Rule 424(b)(3)
Dated September 23, 2008 to		Registration No. 333-150218
PROSPECTUS SUPPLEMENT
Dated April 11, 2008 and
PROSPECTUS
Dated April 11, 2008
CATERPILLAR FINANCIAL SERVICES CORPORATION
MEDIUM-TERM NOTES, SERIES F, 6.20% NOTES DUE 2013

SUBJECT		FINAL PRICING DETAILS

Issuer:		Caterpillar Financial Services Corporation
Title of Securities:		Medium-Term Notes, Series F, 6.20% Notes Due 2013
Ratings:		A2/A
Format:		SEC Registered-Registration Statement Number 333-150218
Trade Date/Pricing Effective Time:		September 23, 2008
Settlement Date (Original Issue Date):		September 26, 2008
Maturity Date:		September 30, 2013
Principal Amount:		$750,000,000
Price to Public (Issue Price):		99.893%
Dealers' Commission:		0.35% (35 basis points)
All-in-price:		99.543%
Net Proceeds to Issuer:		$746,572,500
Coupon:		6.200%
Yield to Maturity:		6.225%
Spread Multiplier:		N/A
Spread/Spread Multiplier Reset Option:		N/A
Optional Reset Dates (only applicable if option to reset spread or spread multiplier):		N/A
Basis for Interest Rate Reset (only applicable if option to reset spread or spread multiplier):		N/A
Specified Currency:		U.S. Dollars
Option to Elect Payment in U.S. Dollars (only applicable if Specified Currency is other than U.S. Dollars):		N/A
Authorized Denominations (only applicable if Specified Currency is other than U.S. Dollars):		N/A
Historical Exchange Rate (only applicable if Specified Currency is other than U.S. Dollars):		N/A
Maximum Interest Rate:		N/A
Minimum Interest Rate:		N/A
Interest Payment Dates:		Interest will be paid semi-annually on the 30th of each March and September of each year, commencing March 30, 2009 and ending on the Maturity Date
Stated Maturity Extension Option:		N/A
Extension Period(s) and Final Maturity Date (only applicable if option to extend stated maturity):		N/A
Basis for Interest Rate During Extension Period (only applicable if option to extend stated maturity):		N/A
Original Issue Discount Note:		N/A
Total Amount of OID:		N/A
Terms of Amortizing Notes:		N/A
Redemption Date(s):		N/A
Redemption Price:		N/A
Repayment Date(s):		N/A
Repayment Price(s):		N/A
Day Count Convention:		30/360
Denominations:		Minimum denominations of $1,000 with increments of $1,000 thereafter
Joint Book Runners:		Citigroup Global Markets Inc. (30.34%)
Barclays Capital Inc. (30.33%)
Merrill Lynch, Pierce, Fenner & Smith Incorporated (30.33%)
Co-Managers:		Banc of America Securities LLC (3.0%)
BNP Paribas Securities Corp. (3.0%)
Goldman, Sachs & Co. (3.0%)
Billing and Delivery Agent:		Citigroup Global Markets Inc.
Exchange Rate Agent:		U.S. Bank Trust National Association
Calculation Agent:		U.S. Bank Trust National Association
CUSIP:		14912L4C2
Other Terms:		N/A

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASCRIBED THERETO IN THE PROSPECTUS SUPPLEMENT. THE INTEREST RATES ON THE NOTES MAY BE CHANGED BY CATERPILLAR FINANCIAL SERVICES CORPORATION FROM TIME TO TIME, BUT ANY SUCH CHANGE WILL NOT AFFECT THE INTEREST RATE ON ANY NOTES OFFERED PRIOR TO THE EFFECTIVE DATE OF THE CHANGE.